UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 30, 2012

CYBERDEFENDER CORPORATION

(Exact name of Company as specified in Charter)

Delaware	333-138430	65-1205833
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

617 West 7th Street, Suite 1000

Los Angeles, California 90017

 (Address of Principal Executive Offices)

213-689-8631

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

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Item 1.01	Entry into a Material Definitive Agreement.

The following discussion provides only a brief description of the agreement described below. The discussion is qualified in its entirety by the full text of the agreement.

On January 30, 2012, CyberDefender Corporation (the “Company”) and XRoads Solutions Group, LLC (“XRoads”), a financial advisory firm, entered into a Letter Agreement (the “Agreement”) pursuant to which the Company engaged XRoads to serve as the Company’s restructuring advisor to explore the Company’s options, including in connection with the Company’s possible efforts to reorganize or sell its assets (the “Engagement”). The scope of the services to be provided by XRoads is described in detail in the Agreement. The Company’s Board of Directors has not authorized any reorganization or sale transaction and has engaged XRoads solely to provide the advice and services described in the Agreement.

The Engagement commences as of the execution of the Agreement and XRoads’ receipt of an initial fee, as described in the Agreement. The Engagement may be terminated by the Company upon thirty days’ written notice and XRoads may withdraw from the Engagement for good cause, as that term is defined in the Agreement, without the Company’s consent.

Pursuant to the Agreement, the Company will pay XRoads the initial fee within two business days of the execution of the Agreement in payment of work performed by XRoads for up to thirty days. In the event XRoads’ work exceeds thirty days, the Company will pay XRoads a monthly fee, in advance, for continuing work, up to the maximum amount set forth in the Agreement. Pursuant to the Agreement, the Company also will pay XRoads’ limited out-of-pocket expenses.

The Agreement also includes provisions relating to, among other things, confidentiality, warranties and indemnification and legal proceedings and arbitration.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	Letter Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 3, 2012

CYBERDEFENDER CORPORATION

By:	/s/ Kevin Harris
Kevin Harris, Interim Chief Executive Officer and Chief Financial Officer

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